Exhibit 99.1

Brent Handler (00:36):

Hello everybody. Greetings from a very rainy Denver, Colorado. I'm super excited to get today's member update started. My name is Brent Handler. I'm the co-founder and CEO of Inspirato. I have Brett Knoblauch with us from Cantor Fitzgerald. He's going to be facilitating today's conversation. Just to get started, I wanted to give the quick disclaimer that we'll be talking about some forward-looking statements and KPIs during today's discussion. This presentation is going to be posted on the Inspirato website, so please feel free to review that at your leisure and make sure that you check those fine details.

(01:17):

So with that, Brett, I think that we are probably ready to go. How are you doing today?

Brett Knoblauch (01:24):

I am doing phenomenal. Happy to be here. Thank you for having me, and look forward to putting on a good presentation for your members.

Brent Handler (01:34):

Awesome. Thank you so much. Okay, well, why don't we go ahead and get started. I just wanted to begin by sort of grounding us in the conversation that really what Inspirato is about is creating these unbelievable memories that you can experience with family and friends that Inspirato is going to facilitate for you. We've been in business now for over 12 years. We have nearly 15,000 Inspirato subscribers and every day all of our employees wake up, making sure that our mission is accomplished. And that is providing you the most awesome vacation experiences with service and certainty so that you can enjoy your valuable time off with the people who are most important in your life.

(02:29):

I wanted to start by just talking a little bit about the Inspirato platform and really give an overview about how our business works and why we believe our platform has created a lot of shareholder value and also, of course, a lot of value for our loyal members and travelers. And I'll start by talking about the two products that Inspirato sells to our loyal members and that's ins Inspirato Club and Inspirato Pass. And as you know, the difference between those two is with Inspirato Club, you can travel when and where you want, you pay nightly rates, but you have no restrictions, you travel throughout the entire portfolio.

(03:12):

Inspirato Pass is really the first ever luxury travel subscription and it really rewards members who are more flexible with their travel. So if you are willing to go to Tuscany three weeks from today, boy, you're going to save an incredible amount of money. And if you're not really sure where you want to go in four or five weeks from now, but you're just going to search for something that's going to be awesome and fun and you're willing to try new places, Inspirato Pass is definitely the way to go there.

(03:44):

We launched two new businesses late last year, last fall actually, and both of these businesses are doing really well. One is called Inspirato for Good. This is where we partner with nonprofits, make our inventory and a trial membership available to them. This is an excellent way for the club to get new members to try Inspirato, travel with the club. And this is better for all of us because it lowers our cost of acquisition versus traditional leads that we would be paying Google or Facebook for. And these people are much more interested in traveling with the club and they have a lot more intent and engagement.

(04:23):

And then ins Inspirato for Business, which many of you have actually already purchased, is really the best way to reward and motivate and retain key employees or even business partners by allowing the portfolio off of a list. Both Inspirato for Good and Inspirato for Business work off of a specific list. The backbone of that is the Pass list and it allows us to book more inventory, get more people into our system, and of course continue to grow the club, so it's amazing for everybody.

Brett Knoblauch (04:55):

Brent, if I could jump in here. Now, you talked I guess a lot about Inspirato being a platform. I guess, can you just help me understand what that means for existing Club and Pass members?

Brent Handler (05:06):

Yeah, that's a great question. Really, how we see Inspirato, is we've developed three things over time that allow us to be positioned as a platform and we think provide a lot of value for our shareholders and even more value for our members.

(05:24):

So the first thing is our portfolio of residences. So Inspirato has over 700 managed and controlled accommodations, and 500 of those are residences. And we manage these residences the same way that a Four Seasons would manage a hotel room. We take care of the service, we make sure the interiors are all perfect. That inventory is unique to Inspirato. We can make those residents available to Club. We can make them available to Pass. And then when they're not being booked by members, we can actually have them available for Inspirato for Business and Inspirato for Good as well.

(06:03):

But because we're more than that, Brett, for you and your family to be able to travel with Inspirato, we also offer incredible experiential travel. Whether that's us chartering a luxury cruise ship or whether that's us taking members to the Masters or the F1 or the Kentucky Derby. We also have local events where people live, so that there's a big social component for members. The platform really shares all of that inventory and what enables us to do that and the kind of the payoff pitch for a platform of course, is the technology. We've invested millions and millions of dollars into the technology that allows this inventory to be shared by our members and by Inspirato for Good, Inspirato for Business, Pass holders, et cetera.

(06:48):

But also a part of the platform, and it's very unique for luxury vacation rentals, for staying in homes, is the service envelope that we have in our business. Because most of the time you're playing vacation roulette, you're trying to book something on Airbnb, sometimes it might work, sometimes it might not. The end-to-end service that we have with our Inspirato member success teams that work with you to get everything planned for you to help you, our dedicated planners, our onsite concierge, all of those things are part of the platform that make Inspirato so valuable.

(07:22):

And as a business, why this is so critical is this is a subscription travel business. We have well north of a hundred million dollars of recurring revenue that's coming in from subscriptions, whether that be from Club or whether that be from Pass. And because we already have the demand, because we've already acquired these loyal members and subscribers, we're not like other booking platforms that have to go out and pay for incremental demand.

Brett Knoblauch (07:51):

Yeah, that makes sense.

Brent Handler (07:53):

So just kind of moving on, this slide should be not new news to anybody, but Inspirato grew the portfolio nearly double over the past couple of years. We now have, as I had mentioned, more than 500 homes in the portfolio. In fact, I think roughly eight new homes are being released today as we speak at one o'clock Mountain time. So we continue to grow the portfolio. We have some amazing new homes in development. We have a fantastic downtown Charleston development that's going to be available this fall. You can start to see that Inspirato has now really covered the globe of where wealthy North Americans want to travel. And now of course, it's just the balance of how do we have the right amount of demand in our portfolio relative to the right amount of supply.

(08:47):

I'd say for the first time that I can remember, other than a very, very short blip at the end of 2016, in our 12 years of history, we actually have more supply than we do demand. So that's better for members. That naturally will mean, and I'll talk about this later in the presentation, that we're going to start to become more creative, more aggressive about pricing, really focus on loyalty and rewards programs to get our members to be able to travel more. Because we actually have a little bit too much supply and we don't have quite enough members because we doubled that portfolio, but we didn't double the member count, so it's always a little bit of a balancing actually. For the years before that, we had way too much demand and not enough supply coming out of COVID.

Brett Knoblauch (09:33):

Then just want to ask a question from a member here, maybe back on that last slide. In your kind of year-end earnings call, you guys mentioned third party distribution. Can you give us an update as to what we should expect as members from that?

Brent Handler (09:49):

Yeah. It is a completely irrelevant tiny percentage of the portfolio. It's currently less than 1% of our total portfolio. I want to say, roughly, the number of houses that are getting released today is equal to the total amount of houses that we have on distribution. When we use distribution, we strip out all of the service and these are homes that we are contractually obligated to lease, but we're actually giving notice and don't want them in the portfolio anymore. So it's really just our way of recovering some costs. The only homes that we want to put on third party distribution, of course, are the homes that members are choosing not to travel to.

(10:35):

So just moving along, if you think about Inspirato and the growth story of the company, really, if you think about where we've been, it's been consistently up and to the right. I think this is really the first year you can see, other than COVID of course, where we have really focused on a plan of moderated growth. The market conditions, the market sentiment has completely changed. The company is now ...

PART 1 OF 4 ENDS [00:11:04]

Brent Handler (11:03):

... the market sentiment has completely changed. The company is now very focused on getting to profitability. It's important to note that INS Inspirato was profitable. We were profitable on an adjusted EBITDA basis in both '19 and '20. During the pandemic, we were profitable, because of the flexibility we have in our leases where we can get out of almost 90% of our leases within a year for convenience. And then we also have force majeure in our leases and the power of a subscription business.

(11:32):

The power of a subscription business during the pandemic helped us be profitable in '20 and we were also profitable in '19. Now this year in '22, we're on this path to profitable... '23, excuse me. We're on the path to profitability with of course our goal in '24 of being profitable on this adjusted EBITDA basis. So you can see that our goal for the year is very moderated growth, really focusing on profitability.

(11:58):

But I want everybody to understand this is not at the expense of our existing members. We are not taking this from the areas that members are choosing to travel. We are not dipping in our service that we're providing to members. We actually have higher number of employee count than historical, even now with members to property ratios, members to employee ratios. So we're still very heavily investing in that member experience. Also on this slide, you can see the nearly double of accommodations from year-end '20 through Q1 of '23. And as I had mentioned, the guidance 350 to 370 and negative 10 to 20.

Brett Knoblauch (12:44):

I guess when you guys look at your portfolio and right now you guys are reducing your portfolio. You said you have more supply than demand in third party distribution that we just talked about was one part of that. But if you're reducing your portfolio inherently that means there's less places for people to go. So I guess how do you pair you guys trying to gear to a profitability while also maintaining that strong customer experience and optionality that you offer your members?

Brent Handler (13:12):

It's a great question. In ways we are reducing the portfolio, because we are removing the inventory that our members are not interested in traveling to. But at the same time, we also have an immense amount of contractual obligations into the future of new homes that are coming online. I had mentioned Charleston, I had mentioned that eight homes in a new release that come out today. So we are pruning the portfolio in some ways and we're moderating the growth, but it's not so much like we're reducing the portfolio.

(13:51):

I think in gross numbers over the period of the next 18 months, you may see that we are reducing the portfolio slightly, but it would do us no good to reduce the portfolio of homes where members are actually traveling. We're reducing the portfolios where, look, we made some mistakes. When you grow from 374 to 726, you're going to spill some milk along the way. You're going to make a few mistakes along the way. And right now what we're really doing is focusing on those homes that members are not choosing to travel to and more pruning them out of the portfolio.

Brett Knoblauch (14:29):

Understood.

Brent Handler (14:30):

And then we'll touch more on the balance sheet on the next slide actually. But you can see we ended Q1 2023 with about $62 million of cash. We started 2020 with about $67 million of cash. In between, we went public, we had a lot of public costs, we had a lot of growth costs and now we're very focused on balance sheet and liquidity. So one thing, Brett, I just want to clear up because it's complicated. If you look at our financial statements, and I get this feedback a lot, there's accounting treatments for leases where now leases show up as a liability on your balance sheet. So you'll see big numbers well over $200 million of lease liability within Inspirato. Importantly, as I mentioned, 90% of those we have convenient outs within one year, but that is not debt. That's not like the same as bank debt or drawn down letters of credit.

(15:36):

The company actually does not have any bank debt whatsoever. So we don't have any term debt, nothing like that. And as I mentioned, we can get out of 86% of the leases. So we have a cash balance of 62 million. We expect to end the year somewhere around the 40 to 50 million mark of cash. And we're doing everything in our power and we believe that we're making all of the right strides to shift a reasonably sized company, as you can imagine from heavy growth mode, nearly 50% for two years in a row to an area where we're focused on sustainable adjusted EBITDA. So you can kind of see that in this slide and the progress that we're making.

Brett Knoblauch (16:22):

And I guess just want to make sure that the cash that you guys have on hand north of 60 million, that is more than enough for you guys to get to free cash flow, break even and generate cash on an organic basis. There is going to be no need for you guys to raise additional capital.

Brent Handler (16:40):

We believe that's true. We do not at this point feel like there is a requirement for us to raise more capital to get to cash flow positive. That's different than saying would the company ever raise more capital, or are there situations or partners that we may want to work with where it might make sense to add more capital into the company like all businesses, but we should not be in a position where we need more capital. I agree with that statement, yes.

Brett Knoblauch (17:12):

Got it.

Brent Handler (17:13):

So just in terms of the actual update, the guidance that we gave on the earnings call, which you were on as well, was that last year's revenue of 346, we expect that to be coming in around 350 to 370, is the guidance that we've given. In terms of EBITDA last year was about negative 33 on an adjusted basis.

(17:37):

This year our guidance is between negative 10 and negative 20. In terms of cash, we've already talked about that. In terms of revenue, revenue was up from Q1 '22 to Q1 '23. A big part of that though was the mix of revenue. It was a lot more hotel bookings and it wasn't quite enough of the residents booking. So as a member, you're going to start to hear from this new member success team that actually takes over. Starting on Monday, you're going to hear from them that they're going to want you to travel and we're going to be working on loyalty and rewards and great benefit for you to be traveling in the least portfolio that we're already paying for, and giving you lots of incentives and reasons to be able to do that. And then you can see that our Q1 '23 EBITDA loss was a negative 3.1 versus negative 3.7 last year.

(18:39):

In terms of capitalization and this is really at the end of Q1, because of a variety of factors that people much smarter than me probably can figure out. It does appear that the actual enterprise value of Inspirato is perhaps, at least in my one person's opinion, maybe not at fair value. Just as a aside, just to give some reference about this, IVP led our series B financing in the company when we were venture backed in 2011. And the pre-money valuation back then was $180 million.

(19:25):

So it's 60 million now. It's $180 million in 2011. And suffice it to say the platform and the business and the customer base and the recurring revenue, all of those things are significantly larger. We believe we built an incredible competitive moat around our business. It would be very difficult for somebody to try to replicate what Inspirato has built. And so we're focused every day on creating shareholder value and creating great memories for our members to be able to travel with family and friends.

Brett Knoblauch (20:01):

I think you guys got a notice, NASDAQ de-listed notice, and I know there's some this technical indicators that are that force that to come out. So could you just update us on what your strategy is to ensure that you remain a publicly traded company?

Brent Handler (20:18):

Sure. If you're under a dollar for 30 consecutive days, which Inspirato was, you get a letter from the NASDAQ. Oddly we've had since then a period where we're actually over a dollar. The stock has a pretty low float on average, little more than a couple 100,000 shares trade a day. We have a very loyal investor base. A big portion of the investors of the company are the original investors. Myself, my brother, I had mentioned IVP, our original shareholders. So we have a long-term vision on value creation for the company. Obviously we want to execute against our plan, we want to get to cash flow positive, but there are a lot of tools in which you can use to remedy those types of NASDAQ deficiency notices.

(21:12):

The first is you get six months to get over a dollar. I think you have to be over a dollar for 10 days or so, and then after that you have to talk to the NASDAQ, but it's very likely that you get another six months where you have an opportunity to get up over a dollar. And then there's other technical mechanisms that you can use to make sure that you're still a listed company and that NASDAQ would still want you to be part of that family, even if after a year your stock wasn't over a dollar.

(21:44):

I believe we're in unprecedented territory for growth type companies. I'm been doing this, I've been in this business now for well over 20 years and I do believe there's some cyclical nature that happens. We're probably not in the best part of the cycle, but we are going to execute. We are-

PART 2 OF 4 ENDS [00:22:04]

Brent Handler (22:03):

Best part of the cycle, but we are going to execute. We are going to focus on what it takes to be EBITDA positive. And we also think hopefully over the next year we're going to see market conditions just generally improve for growth type stocks and the technical nature that's existing out in the stock market right now.

Brett Knoblauch (22:23):

I guess I'll just add in kind of my perspective. If you look on this slide and you see that EV to '23 revenue multiple to compare a very distressed retailer trades at one times revenue, and that's a distressed retailer who's on the verge of going bankrupt. So trading at something that's an 80% discount to that is why we certainly think the shares are attractive right now.

Brent Handler (22:48):

Great. Thank you so much. Okay, so let's talk about the value proposition. Why does Inspirato work? Why does it work for our members and why does it work for our suppliers? And let's start on the supply side.

(23:05):

Inspirato provides a homeowner or a hospitality owner an unbelievable value proposition. We take their inventory, build a base, make their asset not their problem, and we then are responsible for generating our own demand. This allows hotels to increase their RevPAR. It allows them to build a base of business. It allows independent homeowners to not have to think about it, not worry that there's going to be spring breakers messing up their $5 million house and that they know that they can use their house when they want to with Inspirato, but the rest of the time it's our concierge, it's our service team, we're completely taking care of the home.

(23:46):

So they're getting great value in the form of a lease. They're getting certainty in the form of the Inspirato experience that we provide the homeowner and they're getting incredible service. We're able to take care of anything. If something breaks in the house, something goes bump in the night and they own this house Jupiter, but they live in Manhattan, they're not worrying about is my property manager awake? Who am I going to call? How am I going to get that fixed? They know that Inspirato is going to take care of it, and they also know that we have to take care of it. Because on the other side, on the demand side, you have members and why would members pay a fee? Why would you joins Inspirato and pay your annual subscription? Well, you want certainty. The Knoblauch family cannot afford a bad vacation. What's that like when you take your kids and your family on a family vacation and you show up and it's vacation roulette, you happen to land on unlucky 13 and you're already there. You can't get it fixed. The pool doesn't work. It's not clean. You've not got any of the promises that you were given by a local property manager. And our members really don't want to play vacation roulette. They might get it right here and there, but they want the certainty that Inspirato brings.

(25:03):

They also want the service. Our level of service is unprecedented in hospitality. It just does not exist for residences. You do not get the same quality of service in Tuscany as you get in Kiawah from anybody else other than Inspirato. Like we are a category of one with our portfolio of being able to provide that service level, that onsite concierge, all of the trip planning. And by the way, things go bump in the night and we make mistakes too. We're not perfect. Sometimes houses have issues. Sometimes there's a service issue. But when you're part of Inspirato, we are taking care of it. And it's like the next time you travel, we know we need to keep you as a member. It's not like you're disjointed from Tuscany to Kiawah where if you're booking online through an internet broker you don't know what you're getting and you have no relationship between those bookings.

(25:52):

And then the last piece is value. It is flat out less expensive to travel with Inspirato a lot of the time. And really the way to figure this out is where there's an actual comp in the market, where there's an actual home that is priced online and you can stay with Inspirato or you can stay with the home online and there are too many to name examples where years of dues are paid for with a single Inspirato reservation. You make one reservation at one of our properties and, I'm making up numbers here, but let's say that trip is $10,000 with Inspirato, it'd be nothing for that to be $40,000 online. Nothing. Oftentimes we're 60 70% less expensive on a single reservation. Now, that's not all the time.

(26:46):

But the arbitrage that we get by providing our partners, our hospitality partners, and our landlord partners with a guarantee means that when it's available to us, we have no incentive to have it sit vacant. We want to make sure that a member is having an awesome experience. And if that means that we want it to charge $4,000 a night, but it didn't get booked, so it goes on Jaunt for $1,000 a night and the provider is charging $6,000 a night, good for our member. Awesome way for them to be able to enjoy that value.

(27:22):

So certainty, service and value are really the cornerstone of how Inspirato works on the supply side and the demand side.

Brett Knoblauch (27:30):

Could you maybe elaborate a bit on that dynamic, on the value dynamic, with what you're doing with hotels? Can you expand on that strategy and how this is going to impact your members?

Brent Handler (27:41):

Sure. So we have two real kind of strategies with hotels. One is we have booking agreements where a hotel allows us to make their inventory available. They give us a discount. We typically share that discount with our members, so they're paying a little bit less. Inspirato covers its cost, makes a tiny little bit of profit, and those are hotels that we would just call regular hotel partners.

(28:07):

The other way that we work with hotels, and this could be hotel residences or this could be a hotel suite or a hotel room, is we'll go to hotel A and we'll say, we'll take eight of your ocean view rooms and we take them over 365 days a year and we're obviously buying them at a really low price compared to what's called BAR, best available rate, for the hotel. In exchange, we now have to get them filled. And so those types of hotel partners that we have are the types of partners where you are going to receive the best value.

(28:47):

A great example of that would be the Pebble Beach Company. We have, I think it's 10 or 11 at Casa Palmero and we them the whole time. There's a few blackout dates that they have for the AT&T Tournament, but we have them most of the time. Because we have them most of the time and you're a Inspirato member, you should be able to get more value booking with Inspirato because, like everything else, there's a volume discount and we've bought all of those nights upfront and we pass on that value to our members.

Brett Knoblauch (29:21):

Perfect.

Brent Handler (29:22):

Okay. So look, we've kind of been talking about this all along, but there is no business without Inspirato providing the unbelievable service that we provide, the incredible net promoter score that we've had for over five consecutive years. The commitment that we have to our members in terms of the high level of service. It's interesting. Brett, I talk to a lot of partners, people who want to work with Inspirato, they want to partner with us and either get access to our portfolio or work with us on a marketing deal. And they all ask the same question, can't you just lower the cost? Why is your service level so high? And the answer is, no, we can't just lower the cost. And yes, our service level is so high. And if we didn't provide that level of service... And we're doubling down on that, we're launching this new member success team. We want to be more proactive in member's lives. We want you to think about us like you would think about a financial advisor. We want to talk to you a lot. We want to work with you. We want to customize with you. We want you to let us in your lives so that we can help you get the most out of your time that you spend with family and friends.

(30:39):

I mean, mostly what I hear from members when I meet them, I'm on an experience or something like, oh man, we just love Inspirato, but I'm just not using it enough. Let us help you. Let us plan those incredible trips that maybe you weren't planning. By the way, you're going to see incredible value, you're going to see incredible opportunities for more loyalty, for more rewards, for traveling with us more. So we want to make sure that we're not an afterthought, that we're very proactive and that we're helping you and that we're a resource for anything that you have hospitality wise to be able to make your life better and improve your family's vacation experiences. So this is the cornerstone of Inspirato. This and the quality of our lease residences, this is where it all begins and this is where it all ends.

(31:32):

So last slide. I want to take a moment and introduce an amazing benefit from our new partner, Saks Fifth Avenue. Saks is the largest luxury e-commerce retailer. We've got an amazing partnership with them where they're selling memberships now to their clients because they chose Inspirato to make a move into the travel business. That partnership is kind of launching throughout Q2. We're training their 3000 stylists. But as a great benefit to all Inspirato members, you're getting diamond status of SaksFirst Reward, which is the highest level of their loyalty reward program. So more information to follow on this. Be on the lookout in the coming weeks to get information about how now you're going to be able to be in the diamond status of Saks Reward.

(32:31):

And by the way, if there's not a Saks store where you live, if you're not in Dallas or in New York City, they have an unbelievable e-commerce experience and you're going to get all of these benefits that you're going to be able to use as a member of Inspirato. And we're actively looking for more partnerships, thinking about more ways, we're all ears in terms of ideas that you might have on ways that we can continue to add value to the Inspirato membership experience. So that leads us to the last slide. This is something that's kind-

PART 3 OF 4 ENDS [00:33:04]

Brent Handler (33:03):

Okay, so that leads us to the last slide. This is something that's kind of near and dear to my heart. I started a company, Exclusive Resorts, in 2002. So right or wrong, I've been doing this for over 20 years now, and it's always been a thought of mind to figure out a way to have our members actually be our owners. And Brett, if I told you the hundreds and hundreds of hours that I've spent in my career trying to figure out how to come up with real estate funds and trying to figure out how to bring members on as private shareholders and all of the ways that we could get our members rowing in the same direction, right? Because we have an affluent member base. They love to travel with their family. They overwhelmingly love Inspirato and what we provide for them. How awesome would it be if we could just have a structure where they could be shareholders of Inspirato and also receive a benefit?

(33:58):

And through some creative work, we have figured out how to do that. And how this program works is, if you own 50,000 shares of stock and you hold it for six months, then you actually are going to get to enjoy an awesome Inspirato vacation. It's off of a really cool list, there's tons of options that are available for it, and you get that trip at six months when you've verified that you've been a shareholder. And obviously, from my perspective, having more members be shareholders, the better. I meet people all the time and they tell me that they're shareholders and they're telling me all types of ways that they love the club. We just thought we would merge those two things together and provide this incredible benefit with the ability for people to be our co-owners and shareholders in the company. So that was announced, I think, on Monday.

Brett Knoblauch (34:57):

Yeah. I guess just maybe a couple questions on my end. You've mentioned loyalty and rewards a lot throughout this entire presentation, and I know you just announced these new member benefits. So I guess what else is coming up in the future that would be offered from a loyalty or rewards perspective?

Brent Handler (35:17):

So full transparency, I haven't figured it out yet. I don't know. We are meeting on discussing and kind of vigorously debating as a team, what's the best way to provide more benefit to people who travel more? And fortunately, in our construct, because we manage and control the portfolio, there's a lot of creative ways to be able to do that. The one thing that... As we record this, we're in the midst of our semi-annual sale. And I've said this on the earnings calls, you've heard me say it in the last two calls, all of hospitality in the luxury segment, not just in Inspirato, raised rates. We raised rates, we had more demand than supply. Hotels, by the way, raised rates at a much, much, much faster clip. We just gave a stat in the call that our ADR Q1 '23 was up 14% compared to Q1 '22.

(36:25):

I think part of what you're going to see with loyalty and rewards is simpler pricing and lower pricing in places where we don't have enough demand. Obviously everybody a part of the club wants the club to be healthy, understands that as a business of our size and scale, you have to be able to make money. And so we need to have a fairness between what's the right rate and where are members willing to pay. So it's pretty easy, Brett. All we have to do is look at all the places that aren't getting booked and figure out ways to provide the right incentive, loyalty and rewards and structure, so that we get people traveling in our portfolio a little bit more. I talked about this a couple of times ago, but we would suck up our excess supply if every member just traveled one more day. One more day. That would suck up the supply.

(37:18):

So there's going to be a lot of outreach and there's going to be a lot of focus on our end around how we can provide value to our members so that they're booking that extra weekend. They're taking a trip that maybe they used to do a different way, and now they're taking it to an Inspirato home and inviting friends of theirs to join them, maybe a way that they wouldn't have done that in the past. And we recognize that we have to make that compelling. If we want more demand, we have to make it more compelling to drive that demand, and we're very ready to do that. And I think it's going to take a little bit of time to get this member success team up and going, but I would certainly say over the coming quarters, you should anticipate Inspirato becoming more valuable for you and your family.

Brett Knoblauch (38:12):

And then maybe from a member perspective, or your perspective, what's been the benefit of being public, and why is it good for members for Inspirato to be a public company?

Brent Handler (38:23):

Well, it's been a very tough year being public. We chose to go public through-

Brett Knoblauch (38:29):

Not for just you though?

Brent Handler (38:31):

We chose to go public through a vehicle that has been a challenge. SPACs have been a challenge, that's widely known. Our timing of going public has been a challenge. But the discipline of being a public company, the rigor of the financial reporting, the ability to have currency and ultimately have access to capital and liquidity for shareholders, that's obviously the benefits of being public. It's a little bit more challenging right now than we believe it's going to be. But look, if you do all the hard work during the hardest time, likely you come out with those battle scars and you come out on the other side being a better company. So it's definitely been a challenge, but it's forced us to get better. It's expensive. It's expensive to be a public company. Part of the EBITDA loss is just the cost of being public. But in the long run, being a public company does have a lot of benefits around capital structure, and we look forward to being able to benefit from those benefits in the future.

Brett Knoblauch (39:52):

Perfect. And I think that's all the questions I have on my end.

Brent Handler (39:57):

Great. Well, I guess I would just close by thanking you for being an excellent host and partner to walk through this fireside chat. Nice to do it in this format, getting to see your face, versus an earnings call where, of course, it's just done by phone. And obviously I want to thank all of our members, all of our employees, all of our shareholders, for really being part of Inspirato and being part of this story. We think that we've really just begun here. We took on a really hard problem. We created a luxury subscription travel company. Who would've thought that that was even possible? And we've done it and we've done it at scale, and there's a lot of really motivated, hungry employees coming to work every day in Inspirato, just focused on making sure that our members have these awesome experiences with their family and friends throughout our portfolio. So we are eternally grateful for our members, I am grateful to our employees, and obviously we're out there working hard for our shareholders.

Brett Knoblauch (41:12):

Perfect. And happy to be here. Really appreciate it.

Brent Handler (41:15):

Yeah, thank you, Brett, so much. Really appreciate it. We'll talk soon.

Brett Knoblauch (41:18):

Awesome. See you, Brent.

Brent Handler (41:20):

Bye-bye.

PART 4 OF 4 ENDS [00:41:24]